EXHIBIT 99.1

For Immediate Release	Contact: Shawn M. Harrington
March 9, 2004	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2004 THIRD QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a net loss of $0.05 per diluted share on revenue of $120.9 million for the fiscal quarter ended January 31, 2004, compared with net earnings of $0.07 per diluted share on revenue of $122.0 million for the fiscal quarter ended January 31, 2003.

For the nine months ended January 31, 2004, the Company reported net earnings of $0.09 per diluted share on revenue of $380.1 million, compared with net earnings of $0.37 per diluted share on revenue of $376.7 million for the nine months ended January 31, 2003. Excluding a prior year sale of a discontinued operation, net earnings from continuing operations for the nine months ended January 31, 2003 were $0.31 per diluted share.

Foreign currency translation had the effect of increasing revenue by $9.7 million and $28.0 million for the three- and nine-month periods ended January 31, 2004, respectively, versus the prior year comparable periods.

In the fiscal quarter ended January 31, 2004, the Company:

  Reduced debt $10.8 million to $69.8 million at January 31, 2004. The net debt to capital ratio was 35.0 percent at January 31, 2004, compared with 40.3 percent at October 31, 2003. Net debt is defined as total debt less cash and cash equivalents and capital is defined as net debt plus shareholders' equity.

  Generated steady operating cash flow of $8.9 million.

  Experienced significant improvement in the Apparel and Flexible Materials segment for both order entry and revenue, which led to a segment profit of 14.3 percent of sales. Business mix for this segment favored higher margin products and geographic markets.

  Experienced more significant than usual seasonal decline in Sign Making and Specialty Graphics segment revenue, which was exacerbated by competition from ink jet products, weak European economies, and internal re-engineering initiatives. Recorded incremental accounts receivable, inventory and other asset write-downs totaling $1.1 million.

  Integrated the Ophthalmic Lens Processing segment's operations into the shared services platform.

  Vacated a manufacturing facility in accordance with the shared services initiative and recorded a $2.0 million restructuring charge associated with future lease payments.

  Reduced participant benefit accruals under the Company's defined benefit pension plans, which resulted in a $0.6 million reduction of pension expense.

  Recorded an income tax benefit of $0.7 million because of a tax legislation change in a foreign jurisdiction.

Commenting on the third quarter results, Marc T. Giles, president and chief executive officer, said "I am pleased with the progress we made in reducing our debt. We repaid $10.8 million in the third quarter and $16.0 million since our refinancing last May. Our ability to generate steady cash flow, even through what has been a period of weak economic demand, is a key strength for our company."

"We experienced a significant improvement in demand for our Apparel and Flexible Materials segment's products both in the United States and in strategic growth markets," said Giles. "Order entry levels haven't been as high in this segment in almost three years. We continued our turnaround efforts in the Spandex business although an unexpectedly severe seasonal decline, weak European economies, competition from ink jet products, and costs associated with our turnaround efforts significantly reduced operating results. Our currency adjusted revenue was significantly below last year's level, offsetting our cost reduction efforts."

Giles concluded, "We previously announced our shared services initiative designed to improve profitability through better supply chain management and the elimination of redundant manufacturing and distribution capacity. In the third quarter, we integrated the operations of the Ophthalmic Lens Processing segment into the shared service platform. Also in the quarter, we vacated a manufacturing facility in the Sign Making and Specialty Graphics segment as part of our consolidation plans. While this action reduced our costs and improves efficiency going forward, it required us to record a $2.0 million restructuring charge in the quarter. I am pleased with the progress made to date on our turnaround initiatives and anticipate benefits going forward."

Fiscal Third Quarter Consolidated Results

Fiscal third quarter revenue and order entry were $120.9 million and $122.3 million, respectively, compared with $122.0 million and $124.4 million for the 2003 fiscal third quarter. Foreign currency translation had the effect of increasing revenue by approximately $9.7 million in the 2004 fiscal third quarter versus the prior year comparable period.

The Company's backlog of orders grew $1.4 million to $33.4 million in the 2004 fiscal third quarter primarily because of increased new orders in the Apparel and Flexible Materials operating segment.

Fiscal third quarter gross margin of 33.6 percent decreased 0.9 percentage points from the 2003 fiscal third quarter. Lower business volume, charges associated with shared services and Spandex re-engineering initiatives, competitive pricing, and a sales mix favoring lower margin products were partially offset by cost reductions implemented during fiscal years 2004 and 2003. Gross margin was also lowered by an improved classification of service costs in the Ophthalmic Lens Processing segment that were previously included in S,G,&A expenses. This improved classification was the result of the transition of that segment's operations to the Company's SAP and shared services platforms on November 1, 2003 and had no impact on operating income.

Consolidated S,G,&A spending in the 2004 fiscal third quarter was lower than in the prior year comparable period. This was the result of cost reduction initiatives implemented during fiscal years 2004 and 2003, lower bonus expense, lower legal and professional costs, and the classification of service costs in the Ophthalmic Lens Processing segment noted above. The effects of these items on S,G,&A spending were partially offset by foreign currency translation, higher current year pension expense, and higher bad debt expense.

To mitigate rising pension costs, the Company amended its defined benefit pension plans, which resulted in reduced participant benefit accruals. These amendments required the plans' measurement at December 31, 2003 using current measurements of both plan assets and obligations. The results of the measurement reduced pension expense by $0.6 million in the 2004 fiscal third quarter from the level originally anticipated.

Restructuring charges of $2.0 million in the 2004 fiscal third quarter were incurred primarily by the Sign Making and Specialty Graphics operating segment. A leased facility was vacated as part of shared services facility consolidations and the operations were relocated to other existing facilities. The restructuring charges represented the net present value of expected future lease payments recorded at the cease-use date of the facility. The Company anticipates that it will incur additional restructuring charges as facility consolidations continue.

Interest expense in the 2004 fiscal third quarter increased $1.0 million over the 2003 fiscal third quarter because of a higher weighted-average interest rate, which was partially offset by lower average debt balances. The weighted-average interest rate increased under the terms of the Company's four-year $110.0 million senior credit facility, which it entered into on May 9, 2003. Consolidated other expense included $0.9 million of foreign currency transaction losses.

In the 2004 fiscal third quarter, the Company recorded a tax benefit of $0.7 million as a result of a change in the tax law of a foreign jurisdiction. Without this tax benefit, the Company's consolidated tax rate from continuing operations would have been 21.0 percent compared to the statutory rate of 35.0 percent. The lower consolidated rate was primarily attributable to benefits related to foreign tax planning strategies and export tax incentives.

Fiscal Third Quarter Segment Results

Segment profit (defined as earnings before interest and taxes - see attached segment information for reconciliation to GAAP measure) for the 2004 fiscal third quarter decreased to $3.9 million from $7.7 million for the 2003 fiscal third quarter.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported revenue for the 2004 fiscal third quarter of $61.3 million, which represented a decrease of $1.7 million from the 2003 fiscal third quarter. Foreign currency translation had the effect of increasing revenue by $7.0 million in the 2004 fiscal third quarter over the prior year comparable period. Excluding the effects of foreign currency translation, the lower current year revenue occurred largely in Europe and was the result of weak economic conditions, competition from ink jet imaging products, the discontinuation of a product line, and allocation of management resources to the Company's re-engineering efforts, particularly in France and Italy. Segment revenue in the United States was also adversely affected by ink jet competition.

Segment gross margin of 27.7 percent for the 2004 fiscal third quarter decreased 1.1 percentage points from the 2003 fiscal third quarter. The decrease in gross margin was attributable to the lower sales volume, price discounting, and inventory write-downs. The negative impact of these items was partially offset by cost reductions associated with the Company's shared services restructuring initiatives.

The Company experienced segment loss of $2.3 million for the 2004 fiscal third quarter compared to segment profit of $3.2 million for the 2003 fiscal third quarter. Restructuring charges related to the leased facility that was vacated, lower gross margin, higher pension expense, higher bad debt expense, and higher foreign currency transaction losses were partially offset by savings from cost controls and lower bonus expense.

Apparel and Flexible Materials

The Apparel and Flexible Materials segment's revenue increased 9.5 percent, or $3.5 million, to $40.8 million in the 2004 fiscal third quarter over the level achieved in the 2003 fiscal third quarter. Foreign currency translation had the effect of increasing segment revenue by $2.1 million in the third quarter over the prior year comparable period. The overall increase was attributable to improving U.S. economic conditions, particularly in industrial and automotive market segments.

Segment gross margin for the 2004 fiscal third quarter increased 0.6 percentage points to 46.1 percent over the prior year comparable period primarily because of increased volume, a sales mix favoring higher margin products, and cost reductions associated with the Company's shared services restructuring activities.

Segment profit for the 2004 fiscal third quarter increased $2.6 million primarily as a result of improved gross margin, cost reductions associated with shared services, and lower current year bonus expense.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported revenue for the 2004 fiscal third quarter of $18.8 million, which represented a decrease of $2.9 million from the 2003 fiscal third quarter. The effect of foreign currency translation of $0.6 million was not significant with respect to this segment's results in the current fiscal quarter. The revenue decrease was caused by equipment sales last year to large retail chain customers that did not repeat this year. Business volume was also dampened by the segment's transition to shared services. Excluding the prior year incremental sales, equipment revenue increased over the prior year because of increased capital equipment sales to wholesale optical laboratories.

Segment gross margin for the 2004 fiscal third quarter decreased 6.2 percentage points from the 2003 fiscal third quarter. Improved classification of service costs that were previously included in S,G,&A expenses resulting from the shared services transition, which had no impact on segment profit, represented 6.0 percentage points of the margin decline. Lower sales volume, shared services transition costs, and higher materials cost caused by the weaker U.S. dollar also contributed to the gross margin decrease.

Segment profit for the 2004 fiscal third quarter decreased $0.9 million from the 2003 fiscal third quarter primarily because of the lower sales volume and the shared services transition costs. Cost reductions made in response to the lower sales volume and lower bonus expense partially offset the decrease.

Corporate and Other Expenses

Corporate and other expenses for the 2004 fiscal third quarter decreased to $3.2 million from $4.2 million in the 2003 fiscal third quarter. The positive impact of lower legal and professional expenses and bonus expense was partially offset by higher pension and insurance expense, as well as higher foreign currency transaction losses.

Financial Condition

For the nine months ended January 31, 2004, total debt was reduced by $16.0 million, which was the result of reduced cash balances, operating earnings, and proceeds from the sale of a promissory note in the first quarter.

At January 31, 2004, the Company had $7.2 million in cash and cash equivalents and $69.8 million in total debt. The Company's net debt (defined as total debt less cash and cash equivalents) declined $8.4 million during the third quarter to $62.6 million and the ratio of net debt to capital (defined as the sum of net debt plus shareholders' equity) was 35.0 percent.

The Company was in compliance with all covenants related to its credit facilities as of January 31, 2004. Continued uncertainty in global economic conditions and prolonged weak business environments continue to make estimating demand for the Company's capital equipment products and projecting future results challenging. Although the Company continues to closely monitor compliance with covenants under its credit facilities, failure to be in compliance with any material covenant of the credit facilities could have a material effect on the Company's liquidity, financial position and results of operations.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, cost savings, operational efficiencies and other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual future results or events may differ from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2003 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include the following:

  Delays in new product development and commercialization.

  Delays in product introductions, product defects or loss of market focus caused by efforts to lower the Company's cost platform.

  Reliance on manufacturers or suppliers to timely supply parts or aftermarket consumables to the Company's specifications.

  Fluctuations in currency exchange rates may cause the Company's financial results to decline.

  Financial and operating covenants associated with the Company's primary credit facilities.

  Intense competition in each of the Company's operating segments.

  Ongoing SEC Enforcement Division investigation.

  Sign shops' transition to lower-cost ink jet imaging systems, calendered vinyls, and digital media systems.

  Phasing out of trade quotas as of January 1, 2005.

  Significant, but sometimes non-recurring, orders from key customers.

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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended January 31,		Nine Months Ended January 31,

In thousands (except per share amounts)	2004	2003	2004	2003

Revenue:
Product sales	$ 104,518	$ 108,679	$ 334,954	$ 335,775
Service sales	16,372	13,324	45,178	40,886
	120,890	122,003	380,132	376,661
Costs and Expenses:
Cost of products sold	70,631	72,581	225,967	223,194
Cost of services sold	9,606	7,351	24,920	21,688
Selling, general and administrative	30,547	31,864	96,294	95,994
Research and development	6,021	6,707	18,647	19,499
Restructuring charges	1,996	(182)	2,482	(282)
	118,801	118,321	368,310	360,093
Operating income	2,089	3,682	11,822	16,568

Other expense	(1,355)	(133)	(3,508)	(1,339)
Interest expense	(3,013)	(1,977)	(9,328)	(6,354)

Earnings (loss) from continuing operations before income taxes	(2,279)	1,572	(1,014)	8,875
Provision (benefit) for income taxes	(1,134)	100	(2,994)	2,064
Earnings (loss) from continuing operations	(1,145)	1,472	1,980	6,811
Discontinued operations:
Income from operations of disposed business, net of taxes of $92 in fiscal 2003	---	---	---	172
Gain on sale of disposed business, net of taxes of $2,244 in fiscal 2003	---	---	---	1,222
Net earnings (loss)	$ (1,145)	$ 1,472	$ 1,980	$ 8,205
	=======	======	======	======
Earnings (loss) per share of common stock:
Basic:
Earnings (loss) from continuing operations	$ (.05)	$ .07	$ .09	$ .31
Discontinued operations	---	---	---	.06
Net earnings (loss)	$ (.05)	$ .07	$ .09	$ .37
	=======	======	======	======

Diluted:
Earnings (loss) from continuing operations	$ (.05)	$ .07	$ .09	$ .31
Discontinued operations	---	---	---	.06
Net earnings (loss)	$ (.05)	$ .07	$ .09	$ .37
	=======	======	======	======

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,205	22,154	22,190	22,134
Diluted	22,205	22,270	22,378	22,144

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)
In thousands, except share data	January 31, 2004	April 30, 2003
Assets:
Current Assets:
Cash and cash equivalents	$ 7,224	$ 20,697
Accounts receivable, net of allowance for doubtful accounts of $8,392 and $7,277, respectively	87,920	89,657
Inventories	54,703	51,982
Deferred income taxes	3,740	5,300
Prepaid expenses and other current assets	8,319	8,327
	161,906	175,963
Property, Plant and Equipment	127,134	122,674
Less accumulated depreciation	82,039	75,309
	45,095	47,365
Intangible Assets:
Goodwill	51,847	48,912
Prepaid pension cost	5,226	8,483
Patents and other intangible assets, net of accumulated amortization	6,241	6,777
	63,314	64,172
Deferred Income Taxes	19,301	14,855
Other Assets	8,434	4,336
	$ 298,050	$ 306,691
	=======	=======
Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$ 7,611	$ 14,807
Accounts payable	38,905	45,024
Accrued compensation and benefits	14,208	23,167
Other accrued liabilities	20,604	18,202
Deferred revenue	12,388	10,000
Advances on sales contracts	2,242	945
	95,958	112,145
Noncurrent Liabilities:
Accrued pension benefit liability	17,750	23,549
Other liabilities	5,666	5,534
Long-term debt	62,210	71,000
	85,626	100,083
Contingencies and Commitments:

Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,935,638 and 22,908,180 shares	22,936	22,908
Paid-in capital	43,519	43,703
Retained earnings	69,892	67,912
Treasury stock, at cost (723,045 and 745,184 shares, respectively)	(14,868)	(15,323)
Unamortized value of restricted stock grants	(114)	(211)
Accumulated other comprehensive loss	(4,899)	(24,526)
	116,466	94,463
	$ 298,050	$ 306,691
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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
	Nine Months Ended January 31,

In thousands	2004	2003
Cash Provided by (Used for):
Operating Activities:
Net earnings	$ 1,980	$ 8,205
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	8,803	9,814
Restructuring charges	2,482	(282)
Gain on sale of disposed business, net of taxes	---	(1,222)
Deferred income taxes	(6,129)	(477)
Other non-cash items	2,111	933
Changes in operating accounts:
Receivables	6,899	5,571
Inventories	1,027	2,873
Prepaid expenses	1,029	2,484
Accounts payable and accrued expenses	(9,644)	(9,427)

Provided by Operating Activities	8,558	18,472

Investing Activities:
Additions to property, plant and equipment	(3,056)	(1,827)
Intangible and other assets	(864)	(818)
Proceeds from sale of assets	---	3,937
Proceeds from sale of disposed business	---	6,595
Proceeds from settlement of promissory note	994	---

Provided by (Used for) Investing Activities	(2,926)	7,887

Financing Activities:
Borrowings under term loans	65,000	3,000
Repayments of borrowings under term loans	(88,596)	(28,999)
Net change in revolver	7,611	---
Net short-term financing	---	(254)
Debt issue costs	(5,604)	(1,246)
Exercise of stock options	114	---
Other common stock activity	(5)	38

(Used for) Financing Activities	(21,480)	(27,461)

Effect of exchange rate changes on cash	2,375	1,765

Increase (Decrease) in Cash and Cash Equivalents	(13,473)	663
Cash and Cash Equivalents, Beginning of Period	20,697	16,220

Cash and Cash Equivalents, End of Period	$ 7,224	$ 16,883
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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

(Unaudited)

In thousands	Three Months Ended January 31,		Nine Months Ended January 31,

Segment revenue:	2004	2003	2004	2003
Sign Making & Specialty Graphics	$ 61,291	$ 63,019	$ 205,604	$ 198,285
Apparel & Flexible Materials	40,829	37,281	116,814	113,765
Ophthalmic Lens Processing	18,770	21,703	57,714	64,611
	$ 120,890	$ 122,003	$ 380,132	$ 376,661
	=======	=======	=======	=======

Segment profit (loss):
Sign Making & Specialty Graphics	$ (2,306)	$ 3,224	$ 7,272	$ 13,144
Apparel & Flexible Materials	5,832	3,238	12,983	10,944
Ophthalmic Lens Processing	364	1,245	715	3,952
	3,890	7,707	20,970	28,040
Corporate expenses, net of other income	(3,156)	(4,158)	(12,656)	(12,811)
Interest expense	(3,013)	(1,977)	(9,328)	(6,354)
Earnings (loss) from continuing operations before income taxes	$ (2,279)	$ 1,572	$ (1,014)	$ 8,875
	=======	=======	=======	=======

Segment profit for the three and nine months ended January 31, 2003 included reversals of previously established restructuring reserves of $0.2 million and $0.3 million, respectively, for the Apparel and Flexible Materials operating segment.

Segment profit for the three months ended January 31, 2004 included restructuring charges of $2.0 million primarily for the Sign Making and Specialty Graphics operating segment. Segment profit for the nine months ended January 31, 2004 included restructuring charges of $2.5 million. Of this amount, $2.1 million was for the Sign Making and Specialty Graphics operating segment and the majority of the remainder of $0.4 million was for the Ophthalmic Lens Processing operating segment.